Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated August 6, 2021, with respect to the financial statements of AeroClean Technologies, Inc., (formerly known as AeroClean Technologies, LLC) (the “Company”) included in the Offering Circular dated November 23, 2021 (File No. 024-11650). Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ CITRIN COOPERMAN & COMPANY, LLP

New York, New York

November 29, 2021